Exhibit 99.1

Tenet Healthcare Board Appoints Two New Independent Directors

New Directors Bring Significant Healthcare, Finance

and Public Company Experience

DALLAS – November 4, 2016 – The board of directors of Tenet Healthcare Corporation (NYSE: THC) today announced the appointment of two new independent directors: John P. Byrnes, former chairman and CEO of Lincare Holdings, Inc., and Peter M. Wilver, executive vice president and chief administrative officer of Thermo Fisher Scientific Inc.

With these appointments, Tenet’s board now consists of 14 directors, 13 of whom are independent of Tenet. The two newly appointed directors will serve on the Audit Committee. In addition, Mr. Byrnes will serve on the Nominating and Corporate Governance Committee and Mr. Wilver will serve on the Human Resources Committee.

Ronald A. Rittenmeyer, lead director, stated, “John and Pete are accomplished executives with deep knowledge across many dimensions of healthcare. They also bring a strong combination of financial and operational skills, as well as significant public company experience at both the board and management levels. We look forward to their insights and fresh perspectives.”

Trevor Fetter, chairman and chief executive officer, stated, “We are incredibly fortunate to have highly qualified, experienced directors with diverse backgrounds and expertise, and John and Pete are strong complements to our board. On behalf of my fellow directors, I am pleased to welcome them to Tenet and am confident our entire board and management team will benefit from their contributions.”

Biographical Information

Mr. Byrnes, 58, served in various leadership positions for nearly 30 years at Lincare Holdings, one of the nation’s largest providers of oxygen and other respiratory therapy services to patients in their homes. He served as chief executive officer from 1997 to 2015, and as chairman of the board from 2000 through 2012. He currently serves on the board of one other public company, Halyard Health, Inc., and he formerly served as a director of U.S. Renal Care, Inc. and Kinetic Concepts, Inc.

Mr. Wilver, 57, serves as executive vice president and chief administrative officer of Thermo Fisher Scientific, a worldwide leader in life sciences, where he oversees the company’s global business services, human resources and legal functions. Prior to assuming this role in 2015, he served as chief financial officer of the company for 11 years. Mr. Wilver also held a number of leadership positions in finance at Honeywell International (formerly Allied Signal) and Grimes

Aerospace Company. He began his career at General Electric, where he worked for 13 years in various finance roles. He currently serves on the board of directors of one other public company, CIRCOR International, Inc.

About Tenet Healthcare

Tenet Healthcare Corporation is a diversified healthcare services company with 130,000 employees united around a common mission: to help people live happier, healthier lives. Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International, the company operates 79 general acute care hospitals, 20 short-stay surgical hospitals and approximately 470 outpatient centers in the United States, as well as nine facilities in the United Kingdom. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks, physician groups, self-insured organizations and health plans. For more information, please visit www.tenethealth.com.

The terms “THC”, “Tenet Healthcare Corporation”, “the company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

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Corporate Communications Charles Nicolas 469-893-2640 mediarelations@tenethealth.com	Investor Relations Brendan Strong 469-893-6992 investorrelations@tenethealth.com

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